Exhibit 99.1
COMPANY CONTACTS:

Investors/Analysts:
Matt Bond	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 25, 2007
PRA INTERNATIONAL ANNOUNCES FIRST QUARTER RESULTS;
GROSS NEW BUSINESS AWARDS UP 44%; REVENUE UP 23%
Backlog grows 18%, year-over-year
RESTON, Va., APRIL 25, 2007 — PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced operating results for the three months ended March 31, 2007. All comparisons are to prior-year period.
First Quarter Highlights
•	Gross new business awards up 44% to $125 million for a gross book-to-bill ratio of 1.47

•	Net new business awards up 72% to $119 million for a net book-to-bill ratio of 1.40

•	Backlog increased 18% to $654 million

•	Service revenue increased 22.9% to $85.1 million

•	Net income was $3 million

•	Earnings per diluted share was $0.12; adjusted EPS of $0.17

•	Operating margin was 5.1%; adjusted operating margin was 7.1%

•	Cash flow from operations was $21.7 million

•	$24 million in debt paid down

•	Entered exclusive agreement with IntrinsiQ Research for oncology data
“The actions we took in the first quarter yielded positive results in line with our targets,” said Terry Bieker, CEO of PRA International. “We believe this continued focus on client-based activities will restore PRA to the growth trajectory our stockholders and management expect. The execution of our plans by our business development teams is proceeding well, creating an
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World Headquarters
12120 Sunset Hills Road, Suite 600 ■ Reston, Virginia 20190 USA
Tel: +1 703 464-6300 ■ Fax: +1 703 464-6301
WWW.PRAINTERNATIONAL.COM

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encouraging pipeline of new business opportunities. In addition, our strong cash flow in the quarter enabled us to pay off all of our debt. We continue to make the investments necessary to fuel our future growth.”
First Quarter Results
For the three months ended March 31, 2007, PRA’s service revenue was $85.1 million, compared to $69.2 million in the first quarter of 2006. Service revenue excludes from total revenue the reimbursed, out-of-pocket costs associated with client projects. Reimbursement revenue in the first quarter totaled $11.2 million, compared to $7.4 million for the same period of 2006. Income from operations totaled $4.4 million, compared to $8.6 million in the same period one year ago. Operating margin for the first quarter, based on service revenue, was 5.1 percent or an adjusted 7.1 percent after taking into account $958,000 in restructuring charges related to the closure of two offices and $701,000 for the non-cash amortization relating to the identifiable intangible asset from the Pharma Bio-Research acquisition. This compares to 12.4 percent in the first quarter of 2006. Net income totaled $3.0 million, or $0.12 per diluted share, or an adjusted earnings per diluted share of $0.17 factoring in the restructuring costs and amortization charges. This compares to $6.1 million or $0.25 per diluted share in the same period last year. Earnings per diluted share figures are based on diluted shares of 25.2 million, compared to 24.2 million in the first quarter of 2006.
New business awards for the first quarter 2007 totaled $125 million, compared to $87 million in the comparable period in 2006. Backlog at March 31, 2007 was approximately $654 million, an 18 percent increase, compared to $553 million one year ago. Cancellations in the first quarter totaled $5.9 million, compared to $17.5 million in the first quarter of 2006. The company’s net book-to-bill ratio for the first quarter was 1.40, compared to 1.00 in last year’s first quarter.
PRA’s cash flow provided by operations was $21.7 million for the first quarter of 2007, compared to $11.6 million cash flow used in operations in the first quarter of last year. Days sales outstanding, which includes accounts receivable and unbilled services less advanced billings, was negative 6 days, compared to 36 days in the same period last year. At March 31, 2007, PRA had cash and equivalents of $41.5 million and no debt.
Outlook
“We made good progress in the first quarter and are performing according to plan. We have the strategy, focus and talent to restore PRA to a growth path. The key is execution. I am confident we are establishing a solid foundation for the future of PRA,” said Bieker.
Guidance
The Company reiterated its 2007 guidance of service revenue and earnings per diluted share. Service revenue, excluding reimbursed out-of-pocket costs associated with client projects, is expected to be in the range of $330 million to $350 million. Earnings per diluted common share for the full year 2007 are expected to be in the range of $0.48 to $0.58. We expect our net
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income to include restructuring charges of approximately $9 million in connection with the closing of two offices and $2.3 million non-cash charge for amortization of intangible assets related to the Pharma Bio-Research acquisition, which results in a forecast of adjusted diluted earnings per share in the range of $0.80 to $0.90.
PRA will hold a conference call Wednesday, April 25, 2007, at 9:00 a.m. EDT to discuss these first quarter results. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. The call may also be accessed by dialing 800-299-7089 or 617-801-9714. A replay of the call will remain available at the site for 30 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: our ability to attract a new chief executive officer; successful focusing of our sales efforts and ability to expand our customer base; successful implementation of our streamlined management structure and realignment of the company; the ongoing need for early and late phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; and general business and economic conditions. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia and Asia. PRA delivers services to its clients through a unique approach called Project Assurance®, which represents the Company’s commitment to reliable service delivery, program-
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level therapeutic expertise, easy, global access to knowledge and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
FINANCIAL TABLES FOLLOW
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PRA International
Consolidated Income Statements
Three Months ended March 31, 2007 and 2006
(Dollars, in thousands, except share and per share data)
(unaudited)

	March	March
	31, 2007	31, 2006

Service revenue	85,052	69,204
Reimbursement revenue	11,158	7,352
Total revenue	96,210	76,556

Direct costs	46,680	35,175
Reimbursable out of pocket costs	11,158	7,352
Selling, general & admin	30,266	23,025
Depreciation and amortization	3,727	2,426
Income from operations	4,379	8,578

Interest income (expense), net	(198)	334
Other income (expense), net	(55)	31
Income before tax	4,126	8,943

Provision for income taxes	1,118	2,837
Net income	3,008	6,106

Earnings per share
Basic	$0.12	$0.27
Diluted	$0.12	$0.25

Number of shares
Basic	24,353	22,966
Diluted	25,206	24,209

Reconciliation of adjusted income from operations
Income from operations	4,379	8,578
Amortization of identifiable intangible	701	—
Restructuring charge	958	—
Adjusted income from operations(1)	6,038	8.578

Reconciliation of adjusted net income
Net income	3,008	6,106
Amortization of identifiable intangible	511	—
Restructuring charge	698	—
Adjusted net income(1)	4,217	6,106

Adjusted earnings per share (1)
Basic	$0.17	$0.27
Diluted	$0.17	$0.25

(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted earnings per share” exclude the effects of the one time charge for the office closures at Eatontown, NJ and Ottawa, Canada and the amortization of identifiable intangibles from the PBR acquisition. Each of the “adjusted income from operations,” “adjusted net income,” and “adjusted earnings per share” (i) are measures of our performance that are not required by, or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.

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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	March	December	March
	31, 2007	31, 2006	31, 2006

Cash and marketable securities	41,496	44,490	62,669
Accounts receivable, net	55,632	63,503	58,007
Unbilled	39,061	42,795	42,099
Advanced billings	106,627	101,618	66,728
Working capital	(9,238)	7,897	51,194
Total assets	442,213	454,255	332,501
Total debt	—	24,000	—
Equity	259,909	251,368	198,230
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